Exhibit 99

             RF Monolithics Reports Third Quarter Results

                Improved Sales and Gross Profit Margin

    DALLAS--(BUSINESS WIRE)--June 21, 2007--RF Monolithics, Inc. ("RFM" or the "Company") (NASDAQ:RFMI) today reported sales for its third quarter ended May 31, 2007 of $13.4 million, compared to sales of $14.7 million in the third quarter of the prior fiscal year. The Company reported a net loss, calculated in accordance with generally accepted accounting principles ("GAAP"), of $1.4 million or $0.15 per diluted share compared to a GAAP net income of $413,000 or $0.05 per diluted share for the third quarter of the prior year. The Company also reported a non-GAAP net loss, which excludes intangible acquisition expenses, restructuring related severance charges, and stock compensation expense, of $657,000, or $0.07 per share, for the third quarter 2007.

    The Company's sales during the first nine months of fiscal 2007 were $41.6 million, compared to $39.7 million for the prior year. For the nine months ended May 31, 2007, GAAP net loss was $5.7 million or $0.64 per diluted share compared to GAAP net income of $504,000 or $0.06 per diluted share for the same period of the prior year. Non-GAAP net loss was $1.2 million or $0.14 per share compared to Non-GAAP net income of $1.0 million or $0.12 per diluted share for the same period of the prior year.

    President and CEO David M. Kirk commented, "Our third quarter performance was on target to our guidance. Sales at $13.4 million represented a sequential growth rate of over eight percent. Gross profit margin at 33 percent increased 250 basis points over the previous quarter's non-GAAP gross profit margin. Our non-GAAP net loss was $0.07 per share. Our GAAP net loss was somewhat better than our guidance due to recognition of lower-than-expected restructuring charges during the quarter.

    "As we head into the final quarter of our 2007 fiscal year, we also remain on target with our strategic plan to transition the Company from primarily a component supplier to a provider of total wireless solutions. We continue to develop relationships that strengthen our position in the M2M and wireless solutions marketplaces. Our transition to a fabless business model is on schedule and is expected to have a significant cost savings impact in fiscal 2008. We continue to evaluate and realign support resources to reduce overhead and focus resources on our wireless solutions initiatives.

    "Consistent with guidance provided last quarter and based on continued momentum in our business, sequential sales growth of approximately 5 percent is expected in our fourth quarter fiscal 2007. We expect our gross profit margin to continue to improve and the cost savings generated by our restructuring plan to result in a decrease of GAAP net loss to approximately $0.10 to $0.15 per share and non-GAAP loss to be in the range of breakeven to $0.05 for our fourth quarter. This will result in fiscal year 2007 sales in the range of $55 million to $56 million, with a GAAP loss per share in the range of $0.74 to $0.79 and non-GAAP loss per share in the range of $0.14 to $0.19.

    "We have laid a solid foundation for improving our business and are confident of achieving the fiscal year 2008 goals we outlined last quarter including approximately $60 million in sales, with some aggressive improvements in gross profit margin and earnings. The industrial segment of the M2M market continues to gain momentum with applications like our recently announced program with Cooper Bussmann to enable smart services for fuse monitoring that minimize facility downtime. The list of opportunities of enabling connections and communication from machine to machine, and the benefits that can be derived from such collaboration are nearly unlimited."

    Quarter Highlights:

    --  Sequential sales increased 8.6%.

    -- Sequential sales of our wireless components were up 12.5% on strength of filter sales into the China telecom market.

    -- Gross profit margin improved 450 basis points from prior year and 250 basis points from second quarter non-GAAP gross profit margin.

    -- Positive Book-to-Bill with a particularly strong ratio for the Wireless Solutions Group.

    -- Inventory was reduced $1.4 million from the previous quarter as planned.

    -- Cash position improved slightly, $2.2 million availability on bank credit line and reported positive operating cash flow of approximately $400,000.

    --  On track with transition to fabless business model.

    -- Announced we are providing the M2M enabling technology for Cooper Bussmann's InVision(TM) Downtime Reduction System.



Product Mix for current and comparative quarters' sales were:

Wireless Solutions Group        Q3 FY07        Q2 FY07      Q3 FY06
---------------------------- ------------- ------------- -------------

-- Aleier/Cirronet Brands     $2.9 Million  $3.4 Million          N/A
-- RFM Brands
(Virtual Wire(TM)/RFIC)       $3.5 Million  $2.7 Million  $3.8 Million
                             ------------- ------------- -------------
            Subtotal          $6.4 Million  $6.1 Million  $3.8 Million
                             ------------- ------------- -------------

Wireless Components Group
----------------------------
-- Low-power Components       $2.1 Million  $1.9 Million  $3.3 Million
-- Filter Products            $4.4 Million  $3.7 Million  $6.5 Million
-- Frequency Control Modules  $ .5 Million  $ .6 Million  $1.1 Million
                             ------------- ------------- -------------
            Subtotal          $7.0 Million  $6.2 Million $10.9 Million
                             ------------- ------------- -------------
            Total Sales      $13.4 Million $12.3 Million $14.7 Million
                             ============= ============= =============

Market Diversification for current and comparative quarters' sales:

                               Q3 FY07*      Q2 FY07*      Q3 FY06*
                             ------------- ------------- -------------
-- Automotive                     27%           25%           26%
-- Consumer                       17%           13%           34%
-- Industrial                     29%           36%           22%
-- Telecom                        14%           11%           12%
-- Other                         13%**         15%**         6%**

Geographic Diversification for current and prior quarters' sales:

                                Q3 FY07        Q2 FY07      Q3 FY06
                             ------------- ------------- -------------
-- North America                  57%           61%           40%
-- Europe                         15%           14%           13%
-- Asia and the rest of the
 world                            28%           25%           47%

* Distribution sales are recognized upon shipment. Allocation of distribution sales is estimated based upon point-of-sales information provided by the distributors.

**Other includes the government and medical applications and those sales through distribution which are not considered material for tracking by application by RFM's distributors.


    Non-GAAP Financial Measures

    We report net income (loss) and earnings per share (EPS) on a GAAP basis and non-GAAP basis. We believe that non-GAAP financial measures provide useful supplemental information to investors, offer a better understanding of results of operations as seen through the eyes of management and facilitate financial comparison to results for prior periods. We have chosen to provide this supplemental information to enable investors to perform additional comparisons of operating results and analyze financial performance without the impact of certain non-cash expenses or unusual items that may obscure trends in our underlying performance. We use these non-GAAP financial measures internally to make strategic decisions, forecast future results and evaluate our financial performance. These non-GAAP financial measures are not in accordance with, or an alternative for, GAAP financial measures and may differ from non-GAAP financial measures used by other companies. The presentation of the additional information should not be considered a substitute for net income (loss) or income (loss) per share in accordance with GAAP. Reconciliation of reported net income
(loss) and reported income (loss) per share to non-GAAP net income or loss and non-GAAP income or loss per share respectively are included at the end of this news release.

    About RFM:

    RF Monolithics, Inc., headquartered in Dallas, Texas, is enabling the next generation of wireless applications with a solutions-driven, technology-enabled approach to wireless connectivity. RFM offers a broad range of low-power wireless solutions - from comprehensive industrial wireless sensor networks to high-performance enterprise asset management software - extending the internet to communicate with billions of unconnected machines. RFM was named to M2M Magazine's "2007 M2M 100," a list of the most important and influential machine-to-machine technology providers. For more information on RF Monolithics, Inc., please visit the Company's website at http://www.rfm.com.

    Forward-Looking Statements:

    This news release contains forward-looking statements, made pursuant to the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. Statements of the plans, objectives, expectations and intentions of RFM and/or its wholly-owned subsidiaries (collectively, the "Company" or "we") involve risks and uncertainties. Statements containing terms such as "believe", "expect", "plan", "anticipate", "may" or similar terms are considered to contain uncertainty and are forward-looking statements. Such statements are based on information available to management as of the time of such statements and relate to, among other things, expectations of the business environment in which we operate, projections of future performance, perceived opportunities in the market and statements regarding our mission and vision, future financial and operating results, and benefits of our acquisitions. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, including risks related to the ability to integrate acquisitions and alliances as planned, the highly competitive market in which we operate, rapid changes in technologies that may displace products and services sold by us, declining prices of products, our reliance on distributors, delays in product development efforts, uncertainty in consumer acceptance of our products, and changes in our level of sales or profitability. as well as the other risks detailed from time to time in our SEC reports, including the report on Form 10-K for the year ended August 31, 2006. We do not assume any obligation to update any information contained in this release.

    Management Conference Call:

    RFM will host a Conference Call, open to the public, today at 5:00 p.m. ET. The public will have the opportunity to listen to the Conference Call over the Internet or by dialing toll-free 1-866-752-1354, ask to be connected to the RF Monolithics Management Conference Call (Reservation No. 4385678). Please call 10 minutes prior to scheduled start time. After the Conference Call, a replay will be available and can be accessed by dialing 1-800-642-1687 (Reservation No. 4385678). This replay will be active from 7:00 p.m. ET June 21 through July 20, 2007.

    Internet Access:

    RFM at http://www.rfm.com. Click RFM, select "About RFM" select Investor Relations, select Webcast then click on "WebCast Live". You may also access the Conference Call at http://thomsonfinancial.com.



                         RF Monolithics, Inc.
      Condensed Consolidated Statements of Operations-Unaudited
               (In Thousands, Except Per Share Amounts)

                                     Three Months       Nine Months
                                         Ended             Ended
                                   May 31,  May 31,  May 31,  May 31,
                                    2007     2006     2007     2006
                                   -------- -------- -------- --------


 Sales                             $13,415  $14,696  $41,566  $39,685
 Cost of sales                       8,919   10,428   28,858   28,312
                                   -------- -------- -------- --------
    Gross profit                     4,496    4,268   12,708   11,373
                                   -------- -------- -------- --------
 Research and development            1,805    1,143    5,560    3,450
 Sales and marketing                 2,307    1,741    6,348    4,865
 General and administrative          1,106      886    3,345    2,446
 Restructuring                         147        0    1,584        0

 Acquisition Related Amount            360        0    1,082        0
                                   -------- -------- -------- --------
    Operating expenses               5,725    3,770   17,919   10,761
                                   -------- -------- -------- --------
    Income (loss) from operations   (1,229)     498   (5,211)     612
 Other income (expense), net          (199)     (68)    (527)     (85)
                                   -------- -------- -------- --------
    Income (loss) before income
     taxes                          (1,428)     430   (5,738)     527
 Income tax expense (benefit)           (6)      17        8       23
                                   -------- -------- -------- --------
    Net income (loss)              $(1,422)    $413  $(5,746)    $504
                                   ======== ======== ======== ========
 Earnings (loss) per share:
    Basic                           $(0.15)   $0.05   $(0.64)   $0.06
                                   ======== ======== ======== ========
    Diluted                        $( 0.15)   $0.05   $(0.64)   $0.06
                                   ======== ======== ======== ========
 Weighted average common
 Shares outstanding:
    Basic                            9,184    8,042    9,007    7,991
                                   ======== ======== ======== ========
    Diluted                          9,184    8,498    9,007    8,376
                                   ======== ======== ======== ========




                         RF Monolithics, Inc.
       Reconciliation of GAAP to Non-GAAP Net Income-Unaudited
               (In Thousands, Except Per Share Amounts)


                                      Three Months      Nine Months
                                          Ended             Ended
                                    May 31,  May 31,  May 31,  May 31,
                                      2007     2006     2007     2006
                                    -------- -------- -------- -------
GAAP net income (loss)              $(1,422)    $413  $(5,746)   $504

Add Back Expenses:

Asset Impairments/Severance Costs:
   Inventory (Cost of Sales)              0        0    1,198       0
   Restructuring (Operating
    Expense)                            147        0    1,584       0
                                    -------- -------- -------- -------
     Subtotal Asset
      Impairments/Severance Costs       147        0    2,782       0

Amortization of Acquisition
 Intangible Assets                      455        0    1,367       0

Stock Compensation Expense              163      134      373     501

                                    -------- -------- -------- -------
Subtotal Adjustments                    618      134    1,740     501

                                    -------- -------- -------- -------
Non-GAAP Net Income (loss)            $(657)    $547  $(1,224) $1,005
                                    ======== ======== ======== =======

Non-GAAP Earnings (loss) per share:
   Basic                             $(0.07)   $0.07   $(0.14)  $0.13
   Diluted                           $(0.07)   $0.06   $(0.14)  $0.12

Weighted average common shares
 outstanding
   Basic                              9,184    8,042    9,007   7,991
   Diluted                            9,184    8,498    9,007   8,376




                         RF Monolithics, Inc.
           Condensed Consolidated Balance Sheets-Unaudited
                            (In Thousands)


                                          May 31,         August 31,
                                           2007              2006
                                      ---------------   --------------
                                        (Unaudited)
ASSETS
Cash and cash equivalents                     $2,724           $5,847
Accounts receivable-net                        8,940            7,669
Inventories-net                                8,958            9,118
Other current assets                             508              447
                                       --------------   --------------
  Total current assets                        21,130           23,081
Property and equipment-net                     4,444            6,275
Goodwill                                       8,984                0
Acquisition intangible assets, net            10,499                0
Other assets-net                               1,072            1,044
                                       --------------   --------------
  Total                                      $46,129          $30,400
                                       ==============   ==============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities                          $10,520           $5,513
Other liabilities                              6,141              111
                                       --------------   --------------
  Total liabilities                           16,661            5,624
Stockholders' equity                          29,468           24,776
                                       --------------   --------------
  Total                                      $46,129          $30,400
                                       ==============   ==============


    CONTACT: PR Financial Marketing, LLC
             Jim Blackman, 713-256-0369
             jim@prfmonline.com
             or
             RF Monolithics, Inc.
             Carol Bivings, Director IR, 972-448-3767 bivings@rfm.com